Congress Asset Management
(the “Company”)
CODE OF ETHICS
April 15, 2017

A.            BACKGROUND

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires all investment advisers registered with the Securities and Exchange Commission (“SEC”) to adopt a Code of Ethics that sets forth standards of conduct and requires compliance with federal securities laws.  Additionally, Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”) requires investment advisers to mutual funds to adopt a written Code of Ethics and to report any material compliance violations to such mutual fund(s)’ board.

This Code of Ethics is intended to reflect fiduciary principals that govern the conduct of the Company and its associates in those situations where the Company acts as an investment adviser as defined under the Advisers Act when providing investment advice to clients (“advisory clients”).

This Code of Ethics also provides for certain personal trading restrictions, reporting and pre-clearance obligations, for those associates designated as an “Access Person”  as defined under the Advisers Act and Appendix 1, of this Code of Ethics.

This Code of Ethics shall be reviewed and signed by all Access Persons of the Company upon hire, following material changes to this Code of Ethics and annually thereafter.

B.            STANDARDS OF CONDUCT

The Company and each of its associates shall at all times:

➢	Act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects and fellow associates that will reflect credit on the Company.

➢	Place the interests of clients first, ahead of their own and others.

➢	Strive to maintain and improve their professional skills and the professional skills of others in the Company.

➢	Exercise reasonable care, diligence and professional judgment in performing each’s responsibilities.

➢	Maintain knowledge of, and comply with, all applicable federal and state laws, rules, regulations and the Company’s policies and procedures, including this Code of Ethics.

➢	Not knowingly participate or assist in any violation of such laws, rules or regulations or Company policies.

➢
Escalate to either their manager, executive officer or chief compliance officer (“CCO”) violations of applicable law, regulation, policy or, suspicions of wrongdoing by his/herself, of other associates, contractors, interns, etc.

➢	Embrace a culture of compliance and sustain the Company’s ideals described above.

➢	This Code of Ethics prohibits all associates of the Company from engaging fraudulent activities. Specifically, it is unlawful and prohibited for any Access Person to:

o	employ any device, scheme or artifice to defraud an advisory client

o
make any untrue statement of a material fact to an advisory client or omit to state a material fact necessary in order to make the statements made to an advisory client , in light of the circumstances under which they are made, not misleading

o	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on an advisory client; or

o	to engage in any manipulative practice with respect to an advisory client.

ADDITIONAL REQUIREMENTS OF CHARTERED FINANCIAL ANALYSTS

Company associates who are designated as a CFA shall also be guided by the CFA Institute Code of Ethics and Standard of Professional Conduct (“CFA Code”).  A copy of the CFA Code is included as Appendix 2 of this Code of Ethics.

REPORTING AND ESCALATION OF VIOLATIONS AND/OR SUSPICIONS OF WRONGDOING

The Company’s Standard of Conduct requires each associate to escalate violations of applicable law, regulation, policy or suspicions of wrongdoing to their manager, an officer of the firm and/or the CCO.

➢	Managers and officers obtaining such information from other associates should escalate such to the CCO.

➢	An associate may submit directly to the CCO, anonymously or in-person, violations of applicable law, regulation, policy or suspicions of wrongdoing.

➢	The CCO shall research and investigate such matters, determine the relevance and validity of such matter and recommend to the Company a course of action.

The Company recognizes that, despite its culture of compliance and its Standards of Conduct, escalation of compliance violations and suspicions of wrongdoing may be stressful to certain associates who harbor fear of criticism and/or retaliation by the Company or its associates.  The Company recognizes that such stress may create an unwanted obstacle to escalating actual or potential compliance violations or acts of wrongdoing. Hence:

The Company will not initiate, nor tolerate by its officers, associates or contractors acts of retaliation, or indications which may create a real or perceived threat of retaliation against an associate, who in good faith, reports violations of applicable law, regulation, policy or suspicions of wrongdoing.

Any act of intimidation or retaliation by an officer, associate or contractor shall be punishable up to and including termination.

C.	PERSONAL SECURITIES ACCOUNTS AND PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

The Company allows Access Persons to maintain personal securities accounts provided any such personal investing by the Access Person is in compliance with this Code of Ethics and with the pre-clearance provisions of § 15 (Personal Securities Transactions) of the Congress Asset Management Investment Advisor Compliance Program manual.

No Access Person may obtain direct or indirect beneficial ownership in an IPO or Limited Offering or, any Covered Security in which he or she has direct or indirect beneficial ownership, without first obtaining preclearance from the CCO or his designee (“Designated Officer”)

PRE-CLEARANCE PROCEDURES

The Company has adopted the following procedures with regard to pre-clearance of personal trading in Covered Securities:

➢
Each Access Person who trades in Covered Securities, including IPOs and securities with a limited offering, must be approved by the Designated Officer (John O’Reilly) or his/her back-up before the trades are executed. The following employees have the ability to approve trades in the event the Designated Officer is unavailable:

o	Gregg O’Keefe – EVP, Portfolio Manager
o	Nancy Huynh – Head of Equity Research
o	Dan Lagan – CIO and President

➢	Each pre-clearance request must be in an email addressed to the Designated Officer or the back-up listed above.

➢	Each pre-clearance request must include the following information:
o	Broker or Custodian Name
o	Ticker or Security ID #
o	Security Name
o	Date
o	Quantity or # Shares
o	Transaction (e.g., Buy, Sell)

➢	Approval is valid for the requested day only. If the Access Person making the request does not trade on that day, a new pre-clearance request must be submitted.

EXCEPTIONS TO PRE-CLEARANCE REQUIREMENTS

➢	Transactions in Covered Securities held in accounts where the Access Person has no direct or indirect influence or control of such account’s transactions do not have to be pre-cleared

➢
Transactions in ETFs except for ETFs traded in the “Risk Managed Satellites” and “Strategic Satellites”  strategy do not have to be pre-cleared (but must be reported pursuant to Section D of this Code of Ethics)

➢
Transactions in municipal bonds, direct and indirect obligations of the United States government and its agencies do not have to be pre-cleared (but must be reported pursuant to Section D of this Code of Ethics)

➢	Transactions effected pursuant to an automatic investment plan, automatic withdrawal plan or automatic rebalancing plan do not have to be pre-cleared

PROHIBITED TRADING PRACTICES

➢	No Access Person may trade ahead of an advisory client account- a practice known as “front-running.”

➢	No Access Person may act upon, misuse or disclose any material non-public information (i.e., inside information).

D.            REPORTS REQUIRED FROM ACCESS PERSONS

All Access Persons are required to submit the following reports to the CCO or his designee for themselves, and for each Immediate Family Member residing at the same address. The CCO shall identify all Access Persons and inform them of their reporting obligations under this Code of Ethics.

INITIAL AND ANNUAL HOLDINGS REPORTS

Within ten days of becoming an Access Person and, annually within 30 days after each calendar year-end, each Access Person must report the following information:

➢
The title and type of security, and as applicable the exchange ticker symbol, number of shares, and principal amount of each Covered Security and/or Reportable Fund in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

➢	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

➢
The date that report is submitted by the Access Person. Initial holdings reports must be current as of a date no more than 45 days prior to the date the person became an Access Person. Annual holdings reports must be current as of a date no more than 45 days before the report is submitted.

QUARTERLY TRANSACTION REPORTS

Each Access Person must submit a Quarterly Transaction Report within 30 days of the end of each calendar quarter of all personal securities transactions in Covered Securities and Reportable Funds made within that quarter, in accounts which the Access Person had a direct or indirect benefit.

➢	A Quarterly Transaction Report shall be submitted regardless of whether there was a trade during the quarter, or not.

➢
Access Persons shall satisfy the quarterly reporting obligation by providing their personal securities account statements or confirmations directly to the Congress CCO, along with the Quarterly Transaction Report form

➢
All reported transactions in Covered Securities will be matched to the corresponding preapproval granted by the Designated Officer and the associates Brokerage statement. Each transaction of a Covered Security not corresponding to an approval granted by the Designated Officer will be investigated and escalated to the CCO.

Each transaction reported in the Quarterly Transaction Report must include:

➢
The date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP, the interest rate and maturity date, the number of shares and the principal amount of each Covered Security and/or Reportable Fund involved;

➢	The nature of the transaction (i.e., purchase, sale);

➢	The price of the Covered Security at which the transaction was effected;

➢	The name of the broker, dealer or bank with or through which the transaction was effected; and

➢	The date that the report is submitted by the Access Person.

For any account established by the Access Person, in which any securities were held during the quarter, for the direct or indirect benefit of the Access Person, the Quarterly Transaction Report must include:

➢	The name of the broker, dealer or bank with whom the Access Person established the account;

➢	The date the account was established; and

➢	The date that the report is submitted by the Access Person.

An Access Person may provide quarterly brokerage statements or transaction confirmations attached to the Quarterly Transaction Report, so long as such brokerage statements or transaction confirmations would be duplicative of the information filed by the Access Person. The Access Person may arrange to have brokerage statements and transaction confirmations sent directly to the CCO or his designee.

EXCEPTIONS TO REPORTING REQUIREMENTS

The reporting of holdings and transactions apply only to those in personal accounts which the Access Person has direct or indirect influence or control.

➢	Personal accounts over which the Access Person had no direct or indirect influence or control are exempt from the holdings and transaction reporting requirement;

➢	Transactions effected pursuant to an automatic investment plan, automatic withdrawal plan or automated rebalancing plan do not have to be reported

E.             ADMINISTRATION OF THE CODE OF ETHICS

The CCO has overall responsibility for implementation of this Code of Ethics and, shall:

➢	Establish policies, procedures and controls reasonably necessary to prevent the Company’s Access Persons from violating this Code of Ethics.

➢
Circulate the Code of Ethics at least annually and immediately following each material revision and receive an acknowledgement from each Access Person that the Code of Ethics has been read and understood.

➢	Appoint one or more “Designated Persons” to administer the Per-Clearance process, or any other such process described herein. The CCO shall oversee the activities of such Designated Persons.

➢	Review all Access Person reports to determine whether a possible violation of the Code of Ethics and/or other applicable trading policies and procedures may have occurred.

o	No Designated Person shall pre-clear his or her trades or review his or her own report(s). The CCO shall review such report(s). A Designated Person shall review the CCO’s reports.

➢
Report promptly each violation of this Code of Ethics to the President and Chief Operating Officer and, if such violation is responsive to a mutual fund, to such fund(s)’ chief compliance officer and board, in accordance with such fund(s)’ policies and procedures and Rule 17j-1 of the Investment Company Act.

➢
On an annual basis, prepare a written report describing any issues arising under the Code of Ethics or procedures, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to the Company’s Management Committee.

➢
On an annual basis, provide the Chief Compliance Officer and the Board of Trustees (the “Board”) of each investment company for which the Company serves as investment advisor or investment sub-adviser, a written report describing any issues arising under the Code of Ethics or its compliance policy and procedures since the last report to the Board, including but not limited to, information about any material violations of the Code of Ethics or its policies and procedures and, any sanctions imposed in response to such violations.

o
In addition, the Company shall certify to each investment company Board and Fund CCO annually that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

F.             OUTSIDE BUSINESS ACTIVITIES

Business activities outside the Company can result in a source of conflict among the Company, its associate and a third-party business.  Access Persons must not enter into business arrangements and obligations which may conflict with the Company’s fiduciary duty to its clients.

The Company may permit an associate to enter into and maintain certain kinds of business activities, (e.g., not for profit board seats, memberships, etc.), but shall do so on a facts and circumstances basis.
Certain outside business activities are not allowed, such as serving on boards of companies whose securities are owned by mutual funds advised or sub-advised by the Company.

REPORTING OF OUTSIDE BUSINESS ACTIVITY

Each Access Person shall report to the CCO all outside employment and business activities at least annually.   Further each Access Person considering engaging in an outside business activity must receive approval from their direct manager and the CCO prior into entering into such an arrangement.

G.            POLITICAL CONTRIBUTIONS (“Pay to Play”)

Rule 206(4)-5 of the Investment Advisers Act (“Pay-to-Play” Rule) prohibits an investment advisor from: (1) providing advisory services for compensation to a government entity client  for two years after the advisor or certain of its executives or employees makes  a contribution to certain elected officials or candidates in amounts in excess as outlined below.

➢
Company associates may make political contributions up to $350 or more contributed per election to an elected official or candidate for whom the associate is entitled to vote for and, $150 per election to an elected official or candidate for whom the associate is not entitled to vote for.

➢	Company employees may not circumvent the Pay-to-Play Rule by making contributions through spouses, family members, friends, political action committees (“PACs”), etc.

REPORTING OF POLITICAL CONTRIBUTIONS

At least semiannually, the CCO shall require all associates to disclose each political donation.

New employees must report all contributions and solicitations made for the 2 year period prior to employment.

H. CONFLICTS

The trust our clients place in us is critical to the success of the Company.  It is the responsibility of each associate to identify and report to his/her manager and the CCO any situation which may have real or perceived conflicts of interests among and/or between the Company, its clients, affiliates and non-affiliated business partners (“Conflicts”). Further:

➢	The CCO shall ensure that all known Conflicts which are deemed material by the CCO are properly disclosed in the firm’s Form ADV Part 2A and other documents requiring such disclosure.

➢	Each Conflict which is escalated to the CCO shall be presented to senior management for review and determination of how it will be remediated and/or managed.

➢	The CCO shall be responsible for monitoring the firm’s ongoing management of its Conflicts.

I.              RECORD MAINTENANCE

The CCO, or his Designated Person, shall maintain or cause to be maintained in a readily accessible place the following records:

➢	A copy of each Code of Ethics adopted by the firm that is in effect, or at any time within the past five years was in effect.

➢
A record of any violation of this Code of Ethics and any action that was taken as a result of such violation, must be maintained for a period of five years after the end of the fiscal year in which the violation occurs.

➢	A record of compliance certifications for each Access Person of the firm must be maintained for at least five years.

➢
A copy of each report made by an Access Person, including any information provided in lieu of the reports, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided.

➢
A list of all persons who are currently, or within the preceding five years were, Access Persons, or who are currently or within the preceding five years were responsible for reviewing Access Person reports.

➢
A copy of each annual written report, provided to the Board pursuant to this Code of Ethics, must be maintained for a period of five years after the end of the fiscal year in which the written report is made.

➢
A record of any decision, and the reasons supporting the decision, to approve the acquisition of IPOs or Limited Offerings, must be maintained for a period of five years after the end of the fiscal year in which the approval is granted.

J.             SANCTIONS

As to any material violation of this Code of Ethics, the Company shall review each violation and apply sanctions to an Access Person causing such violation(s) which may include, but are not limited to: (1) a written reprimand in the Access Person’s employment file; (2) a suspension from employment; and/or (3) termination from employment.

CONGRESS ASSET MANAGEMENT COMPANY
ASSOCIATE ACKNOWLEMENT OF UNDERSTANDING OF THE CODE OF ETHICS

I have read, and I understand the terms of, this Code of Ethics, dated April 15, 2017

Associate Name:	__________________________________

Associate Signature:	___________________________________

Title:	___________________________________

Date:	____________________________________

COMPANY ACKNOWLEDGEMENT OF RECIEPT

Date Received:	____________________________________

Chief Compliance Officer Signature: ____________________________________

APPENDIX 1

DEFINITIONS

ACCESS PERSON

For purposes of this Code of Ethics, “Access Person” shall mean all directors, officers, general partners, associates, contractors and interns of the Company: (i) who have access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; or (ii) who are involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic.

For purposes of this Code of Ethics, all directors, officers, general partners, associates, contractors and interns of the Company are presumed to be Access Persons unless explicitly excluded from such definition by the CCO.

COVERED SECURITY

Includes any Security (see below), but does not include (i) direct obligations of the Government of the United States or its Agencies; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies (i.e., mutual funds) other than Reportable Funds; (iv) municipal bonds

IMMEDIATE FAMILY MEMBER

Includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, brother-in-law (including adoptive relationship).

INITIAL PUBLIC OFFERING (IPO)

An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

LIMITED OFFERING

An offering that is exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

REPORTABLE FUND

Includes, for a particular Access Person, any registered investment company, including a Fund, for which the investment adviser with whom the Access Person is associated, if any, (the “Associated Adviser”) serves as investment adviser (as defined in Section 2(a)(20) of the Investment Company Act) or any registered investment company, including a Fund, whose investment adviser or principal underwriter controls the Associated Adviser, is controlled by the Associated Adviser, or is under common control with the Associated Adviser.

As or the date of this Code the following Funds are considered Reportable Funds:

•	Congress Large Cap Growth Fund
•	Congress Mid Cap Growth Fund
•	Congress All Cap Growth Fund
•	Liberty All-Star Growth Fund
•	Princeton Futures Strategy Fund

SECURITY

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.